Exhibit 10.4

FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is made and entered into effective as of August 14, 2020, between LF3 SOUTHAVEN, LLC, a Delaware limited liability company (the “Landlord Borrower”), LF3 SOUTHAVEN TRS, LLC, a Delaware limited liability company (the “Tenant Borrower” and, together with Landlord Borrower, individually and/or collectively, as the context may require, “Borrower”), COREY R. MAPLE (the “Guarantor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as lender (the “Lender”).

W I T N E S S E T H:

WHEREAS, Borrower and Lender are parties to that certain Loan Agreement dated as of February 21, 2020, as affected by that certain Forbearance Agreement (the “Forbearance Agreement”) entered into as of April 22, 2020 to be effective as of May 1, 2020 (as may be or as may have been amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Loan Agreement”);

WHEREAS, Borrower executed and delivered to the Lender that certain Term Loan Note dated as of February 21, 2020 (the “Note”);

WHEREAS, the Guarantor executed a Guaranty dated as of February 21, 2020 (the “Guaranty”), to secure the liabilities and obligations of the Borrower under the Loan Agreement;

WHEREAS, pursuant to the Forbearance Agreement, the Lender agreed to (i) forbear from exercising its remedies during the Forbearance Period with respect to Borrower’s failure to make interest payments that were to become due and payable during the Forbearance Period (that being the payments due on May 1, 2020, June 1, 2020 and July 1, 2020) which constitute Events of Default under Section 6.1(a) of the Loan Agreement (collectively, the “Projected Events of Default”), and (ii) to defer such interest payments on the Loan, provided that such accrued interest, in an amount equal to $126,110.04 was paid-in-kind and added to the outstanding principal balance of the Loan (the “PIK Interest”);

WHEREAS, the Borrower has requested that the Lender (a) waive the Projected Events of Default and (b) make certain modifications to the financial covenants set forth in the Loan Agreement;

WHEREAS, the Lender has agreed to waive the Projected Events of Default and such requested modifications, subject to (i) the amendment of the Loan Agreement as further set forth herein to, among other things, (a) add a minimum monthly liquidity requirement, (b) provide for additional reporting requirements, (c) add a limitation on equity distributions, (d) add a limitation on capital expenditures relating to the Site, and (e) add a limitation on payment of guarantor fees, and (ii) an amendment and restatement of the Term Note to add certain additional prepayment provisions;

WHEREAS, the Guarantor desires to reaffirm the terms of the Guaranty as a condition precedent to this Amendment becoming effective; and

WHEREAS, the Borrower, Guarantor and the Lender desire to amend the Loan Agreement as more particularly described herein.

NOW, THEREFORE, for and in consideration of the above premises, Ten Dollars in hand paid and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the Borrower, the Guarantor and the Lender hereby agree as follows:

1.Capitalized Terms. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

2.Waiver of Projected Events of Default. The Lender hereby waives the Projected Events of Default and agree not to pursue any remedies under the Loan Agreement or any of the other Loan Documents solely as a result of the Projected Events of Default.  Other than the Projected Events of Default, the Lender does not waive any other

Obligor Name: LF3 Southaven, LLC

Obligor No.: 5470690130

defaults that may now exist under the Loan Agreement or any of the other Loan Documents.  Additionally, the Lender does not waive the Borrower’s or Guarantor’s compliance with all other terms, covenants and obligations of the Loan Agreement and the Loan Documents, as herein modified.  To the extent that the Lender, in the course of performance or execution of any of the Loan Agreement or any other Loan Document, have departed from the terms of the Loan Agreement or any other Loan Document or received money under such departure, notice is hereby given that the Lender intends to rely on the exact terms of the Loan Agreement.

3.Modification to Section 4.7 of the Loan Agreement.  The Loan Agreement is hereby modified and amended effective as of the date hereof by deleting Section 4.7 in its entirety and simultaneously substituting in lieu thereof the following:

“4.7Franchise Agreement.  Borrower will timely comply with and perform all of its obligations under each Franchise Agreement, including all remodeling and re-imaging obligations, and will give Lender prompt written notice of the occurrence of any default by any Credit Party or Franchisor under such Franchise Agreement and of any notice of default given to any Credit Party by Franchisor.  Borrower will send Lender copies of all notices given by a Credit Party to Franchisor concurrently with the giving of such notices to Franchisor.  Borrower will keep each Franchise Agreement in full force and effect and will exercise all available options, such that the term of each Franchise Agreement, as so extended, will not expire prior to the Maturity Date (as defined in the Note).  Borrower will notify Lender immediately if any Site becomes subject to any PIP (other than the existing PIP), and Borrower shall provide such information with respect to such PIP as Lender may require, including the expected expenses, required reserves and compliance requirements.  Borrower will complete (or cause to be completed), in lien free condition, all improvements required pursuant to the PIP by February 28, 2022.”

4.Modification to Section 4.15(a) of the Loan Agreement.  The Loan Agreement is hereby modified and amended effective as of the date hereof by deleting Section 4.15(a) in its entirety and simultaneously substituting in lieu thereof the following:

“(a)Quarterly Reports.  Within 45 days after the end of each Fiscal Quarter of Borrower (excluding the last Fiscal Quarter in each Fiscal Year, but including the fourth (4th) Fiscal Quarters of 2020 and 2021), Borrower shall deliver to Lender:

(i)Complete Financial Statements for the Fiscal Quarter then ended (other than for individuals).  Financial Statements are to include standard hotel data of rooms sold and rooms available for the Fiscal Quarter, as well as gross revenue breakdown of room revenue from other revenue for such period, so that occupancy ADR and RevPAR statistics for such Fiscal Quarter can be calculated;

(ii)The Smith Travel Research Reports for such Fiscal Quarter; and

(iii)Copies of the most recent Franchisor quality assurance reports available to Borrower.”

5.Modification to Section 4.16 of the Loan Agreement.  The Loan Agreement is hereby modified and amended effective as of the date hereof by deleting Section 4.16 in its entirety and simultaneously substituting in lieu thereof the following:

“4.16Financial Covenants.  Borrower shall comply with each of the following financial covenants:

(a)Debt Service Coverage Ratio.  Borrower must maintain a Debt Service Coverage Ratio of at least 1.30:1.00, measured as of (i) the earlier of (A) the last day of the first (1st) Fiscal Quarter of the 2021 Fiscal Year and (B) the last day of the first Fiscal Quarter after the First Amendment Date during which the Financial Covenants Benchmark is satisfied and (ii) the last day of each Fiscal Quarter of Borrower’s next succeeding Fiscal Quarters throughout the Loan term.

(b)Debt Yield.  Borrower must maintain a Debt Yield of at least 10.0%, measured as of (i) the earlier of (A) December 31, 2021 and (B) the last day of the first Fiscal Quarter after the First Amendment Date during which the Financial Covenants Benchmark is satisfied and (ii) the last day of each Fiscal Quarter of Borrower’s next succeeding Fiscal Quarters throughout the Loan term.

(c)Liquidity Requirement.  Until the Financial Covenants Benchmark is satisfied, the Borrower hereby covenants and agrees that the Borrower shall at all times maintain a minimum amount of $225,000.00 in cash in the hotel operating account for the Site, to be first tested as of the First Amendment Date and on the last day of each calendar month thereafter.  To evidence Borrower’s compliance with the foregoing requirement as of each applicable testing date, the Borrower shall provide to Lender within ten (10) days after the end of each calendar month, copies of the Borrower’s hotel operating account statement for the Site evidencing the Borrower’s compliance with this Section 4.16(c).”

6.Modification to Section 5.10 of the Loan Agreement.  The Loan Agreement is hereby modified and amended effective as of the date hereof by deleting Section 5.10 in its entirety and simultaneously substituting in lieu thereof the following:

“5.10Equity Distributions.  Until the Financial Covenants Benchmark is satisfied, Borrower shall not make any cash dividend or distribution for or on account of equity interests in Borrower. From and after satisfaction of the Financial Covenants Benchmark, Borrower shall not make any dividend or distribution for or on account of equity interests in Borrower if, either before or after giving effect to such dividend or distribution, a Default or Event of Default would occur or has occurred and is continuing.”

7.Modification to Section 5.12 of the Loan Agreement.  The Loan Agreement is hereby modified and amended effective as of the date hereof by deleting Section 5.12 in its entirety and simultaneously substituting in lieu thereof the following:

“5.12No Further Indebtedness.  Borrower shall not create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than (a) the Obligations and trade indebtedness incurred in the ordinary course of business provided, that such trade indebtedness shall be unsecured trade payables incurred in the ordinary course of its business that are related to the ownership and operation of the Site and the Collateral not to exceed two percent (2%) of the outstanding balance of the Loan, and which is not evidenced by a note and which must be paid within sixty (60) days and which are otherwise expressly permitted under the Loan Documents; (b) subject to the strict compliance with the terms and conditions set forth in Section 5.17, a PPP Loan. (c) obligations of Borrower existing or arising under any Related Swap Contract in form and substance satisfactory to Lender entered into by Borrower in connection with the Loan; and (d) obligations of Borrower existing or arising under any other Swap Contract entered into by Borrower in connection with the Loan provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.”

8.Modification to Article V of the Loan Agreement.  The Loan Agreement is hereby modified and amended effective as of the date hereof by adding the following new Sections 5.15 and 5.16 in the appropriate numerical order after Section 5.14:

“5.15  Capital Expenditures Limitation.  Until the Financial Covenants Benchmark is satisfied, the Borrower shall not make any payment with respect to capital expenditures relating to the Site, or enter into any binding agreement that would obligate Borrower to make any such payment; provided that Borrower may make capital expenditures relating to the Site (i) to the extent necessary to remediate a present danger to the health or safety of the employees and guests at the Site, or (ii) to the extent required expressly by the Franchisor, so long as the costs of such capital expenditures are funded solely with equity contributions made to the Borrower and not from cash from the Borrower’s balance sheet.

5.16 Guarantor Fees. Until the Financial Covenants Benchmark is satisfied, the Borrower shall not make any cash payment with respect to the Guarantor Fees. From and after satisfaction of the Financial Covenants Benchmark, Borrower may pay the Guarantor Fees in cash, so long as (i) no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof, and (ii) the Borrower is in compliance with the financial covenants contained in Section 4.16(a) and (b) on a pro forma basis for the most recently ended Fiscal Quarter after giving effect thereto.

9.Modification to Exhibit 8.1 of the Loan Agreement.

(a)Exhibit 8.1 of the Loan Agreement is hereby modified and amended effective as of the date hereof by deleting the definition of “PIP” in its entirety and substituting the following in lieu thereof:

“PIP” means the Property Improvement Plan dated October 15, 2019, issued for the Site by the Franchisor, together with any amendments, supplements or modifications thereto agreed to by Franchisor extending the completion date thereof due to the impacts of the COVID-19 pandemic.

(b)Exhibit 8.1 of the Loan Agreement is hereby modified and amended effective as of the date hereof by adding the following new definitions in the appropriate alphabetical order:

“Financial Covenants Benchmark” means Lender’s determination that Borrower has maintained a Debt Service Coverage Ratio of at least 1.30:1.00 and a Debt Yield of at least 10.00% measured on a trailing twelve month basis for at least two consecutive calendar quarters (but, for avoidance of doubt, in no event before June 30, 2021), as evidenced by a Compliance Certificate, with accompanying Financial Statements, delivered to and approved by Lender.

“First Amendment Date” means August 14, 2020.

“Forbearance Period” means from the period of time commencing May 1, 2020 and ending July 31, 2020.

“Guarantor Fees” shall mean that certain annual fee payable to the Guarantor equal to 1.00% of the principal amount of the obligations secured by the Guaranty, paid on a monthly basis.

10.Representations and Warranties.  Borrower and Guarantor each hereby represent and warrant as follows:

(a)after giving effect to this Amendment, each of the representations and warranties respectively made by such Person in Article III of the Loan Agreement and in each of the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date;

(b)no Default or Event of Default under any Loan Document to which such respective Person is a party has occurred and is continuing as of the date hereof;

(c)the execution, delivery and performance by the Borrower and Guarantor of this Amendment has been duly authorized by all requisite company action on the part of the Borrower and Guarantor and will not violate any of their respective articles of organization, bylaws, operating agreements, or other organizational documents;

(d)this Amendment has been duly executed and delivered by the Borrower and Guarantor, and this Amendment constitutes the legal, valid and binding obligation of the Borrower and Guarantor, enforceable against each party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally, and general principles of equity; and

(e)no action or proceeding, including, without limitation, a voluntary or involuntary petition for bankruptcy under any chapter of the Bankruptcy Code, has been instituted or threatened by or against such Person.

11.Reaffirmation of Guarantor. The Guarantor hereby reaffirms all the terms and provisions of the Guaranty, and agrees that such Guaranty shall continue to be valid and enforceable until all liabilities of the Guarantor under such Guaranty have been paid in full.  The Guarantor further acknowledges that the Guaranty is such Guarantor’s valid obligation, enforceable in accordance with its terms, without any counterclaim, defense or setoff.  The Guarantor agrees that this Amendment shall in no manner affect the obligations of such Guarantor under its Guaranty and that the obligations of the Guarantor under its Guaranty shall include all PIK Interest.

12.Reaffirmation and Ratification.  Each of the Borrower and Guarantor acknowledges and agrees that the security interests and liens granted to the Lender pursuant to the Loan Documents shall remain outstanding and in full force and effect in accordance with the Loan Documents, and shall continue to secure the Obligations, and that the security and other interests granted to the Lender thereby are hereby ratified, confirmed and continued by execution and delivery of this Amendment.  The Loan Documents shall remain extant and in full force and effect following the execution and delivery of this Amendment and the other Loan Documents executed in connection therewith, if any.

13.Conditions to Effectiveness.  This Amendment shall become effective as of the date hereof provided the Lender shall have received the following in form and substance satisfactory to Lender:

(a)counterparts of this Amendment duly executed by and on behalf of the Borrower, Guarantor and the Lender;

(b)an original Amended and Restated Term Loan Note executed by the Borrower;

(c)an amendment to the Guaranty;

(d)copy of Borrower’s hotel operating account statement for the Site evidencing a minimum amount of $225,000.00 in cash as of the First Amendment Date; and

(e)all reasonable and documented out-of-pocket fees and expenses payable or reimbursable by Borrower as of the date hereof, including, without limitation, all reasonable and documented out-of-pocket costs, fees and expenses of the Lender in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered pursuant hereto (including the reasonable and documented out-of-pocket fees and expenses of counsel for the Lender with respect thereto).

14.No Other Amendments; No Novation.  Except as expressly modified and amended hereby, the Loan Agreement shall be and remain in full force and effect and unchanged and is hereby ratified and confirmed.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as an amendment, waiver or modification of any right, power or remedy of the Lender under any of the Loan Documents, nor constitute an amendment, waiver or modification of any other provisions of the Loan Documents.  Neither the execution and delivery of this Amendment, nor the consummation of any transaction contemplated hereunder, is intended to constitute a novation of the Loan Agreement or of any of the other Loan Documents or any obligations thereunder.  This Amendment shall constitute a Loan Document for all purposes.

15.Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES.

16.Counterparts and Headings.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  Receipt by the Lender of a copy of an executed signature page hereof by facsimile or other electronic means of transmission (including “pdf”) shall constitute receipt by the Lender of an executed counterpart of this Amendment.  The headings of this Amendment are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration interpreting, this Amendment.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower, Guarantor and the Lender party hereto have caused this Amendment to be executed as of the day and year first above written.

BORROWER:

LF3 SOUTHAVEN, LLC, a Delaware limited liability company

By:	Lodging Fund REIT III OP, LP, a Delaware limited partnership, its Sole Member

	By:	Lodging Fund REIT III, Inc., a Maryland corporation, its General Partner

	By:	/s/ Katie Cox
	Name:	Katie Cox
	Title:	Chief Financial Officer

LF3 SOUTHAVEN TRS, LLC, a Delaware limited liability company

By:	Lodging Fund REIT III TRS, LP, a Delaware corporation, its Sole Member

	By:	/s/ Katie Cox
	Name:	Katie Cox
	Title:	Chief Financial Officer

GUARANTOR:

/s/ Corey R. Maple
COREY R. MAPLE

[Signature Page to First Amendment to Loan Agreement]

/s/ Darcy McLaren
LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

	By:	/s/ Darcy McLaren
	Name:	Darcy McLaren
	Title:	Director

[Signature Page to First Amendment to Loan Agreement]